Exhibit 10.11

MURPHY USA INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated Effective as of January 1, 2019)

TABLE OF CONTENTS
Page
ARTICLE ONE ESTABLISHMENT, PURPOSE AND STATUS OF THE PLAN1
1.1.Establishment of Plan    1
1.2.Purpose of Plan    1
1.3.Status of Plan    1
ARTICLE TWO DEFINITIONS1
2.1.Account    1
2.2.Active Participant    2
2.3.Actuarially Equivalent    2
2.4.Affiliated Entity    2
2.5.Applicable Code Limitations    3
2.6.Base Salary    3
2.7.Basic Pension Plan Benefit    3
2.8.Basic Profit Sharing Contribution    3
2.9.Beneficiary    3
2.10.Board    3
2.11.Bonus    3
2.12.Code    3
2.13.Committee    3
2.14.Company    3
2.15.Deferral Agreement    3
2.16.Deferred Compensation Ledger    4
2.17.Designated Beneficiary    4
2.18.Determination Date    4
2.19.Dispute    4
2.20.Effective Date    4
2.21.Elective Deferral Account    4
2.22.Elective Deferral Contribution    4

2.23.Election Form    5
2.24.Employee    5
2.25.Employer    5
2.26.Employer Contribution    5
2.27.Employer Contribution Account    5
2.28.Employment    5
2.29.ERISA    5
2.30.Excess Matching Contribution    5
2.31.Excess Profit Sharing Contribution    5
2.32.Fund    5
2.33.In-Service Determination Date    6
2.34.Insolvent    6
2.35.Investment Experience    6
2.36.Maximum Savings Plan Deferral Limitation    6
2.37.Murphy Oil SERP    6
2.38.Participant    6
2.39.Pension Plan    6
2.40.Person    6
2.41.Plan    6
2.42.Plan Year    6
2.43.Restored Pension Death Benefit    6
2.44.Restored Pension Plan Benefit    7
2.45.Restored Thrift Plan Benefit    7
2.46.Savings Plan    7
2.47.Service    7
2.48.Separation from Service    7
2.49.Trust    7
2.50.Trust Agreement    7
2.51.Trustee    7
2.52.Valuation Date    7
ARTICLE THREE ADMINISTRATION8
3.1.Composition of Committee    8
3.2.Administration of Plan    8
3.3.Action by Committee    8
3.4.Delegation    8
3.5.Reliance Upon Information    8
3.6.Indemnity of Plan Administration Employees    9
3.7.Plan Expenses    10
ARTICLE FOUR PARTICIPATION, CONTRIBUTIONS AND ELECTIONS10
4.1.Eligibility of Employees    10
4.2.Notification of Eligible Employees    10
4.3.Base Salary and Bonus Deferral Agreement    10
4.4.Leave of Absence    12

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4.5.Employer Contributions    12
4.6.Vesting    13
4.7.Application of Forfeitures    13
4.8.Election of Time and Manner of Payment for Contributions    13
4.9.Restored Pension Plan Benefit    14
ARTICLE FIVE COMPENSATION DEFERRAL AND ACCOUNTS15
5.1.Deferral of Base Salary and/or Bonus    15
5.2.Allocation of Investment Experience to Accounts    15
5.3.Investment of Accounts    15
5.4.Determination of Account    16
ARTICLE SIX DISTRIBUTIONS17
6.1.Amount of Deferred Base Salary Subject to Distribution    17
6.2.Forms of Distribution    17
6.3.Timing of Distributions    19
6.4.Investment Experience and Other Terms Pending Distribution    22
6.5.Trust and Payor of Deferred Base Salary    22
6.6.Facility of Payments    23
6.7.Beneficiary Designations    23
6.8.Withholding of Taxes    24
6.9.Overpayment Recoupment    24
ARTICLE SEVEN RIGHTS OF PARTICIPANTS24
7.1.Annual Statement to Participants    24
7.2.Limitation of Rights    25
7.3.Nonalienation of Benefits    25
7.4.Claims Procedures    26
ARTICLE EIGHT MISCELLANEOUS29
8.1.Amendment or Termination of the Plan    29
8.2.Powers of the Employer    29
8.3.Affiliated Entity    29
8.4.Compliance with Code Section 409A    29
8.5.Funding and Liability of Employer    30
8.6.No Effect on Employment Relationship    30
8.7.Notice    30
8.8.No Guarantee of Tax Consequences    31
8.9.Waiver    31
8.10.Severability    31
8.11.Interpretive Matters    31
8.12.Governing Law; Jurisdiction; Forum    32
8.13.Waiver of Jury Trial    32
APPENDIX A34

ii

MURPHY USA INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated Effective January 1, 2019)

iii

ARTICLE 1

ESTABLISHMENT, PURPOSE AND STATUS OF THE PLAN

1.1.
Establishment of Plan. Murphy USA Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), established the “Murphy USA Inc. Supplemental Executive Retirement Plan”, effective as of August 30, 2013 (the “Plan”). The Plan is hereby amended and restated effective as of January 1, 2019.

1.2.
Purpose of Plan. The purpose of this Plan is to (i) provide deferred compensation for a “select group of management or highly compensated employees” and (ii) provide for the payment of certain amounts that were previously deferred under the Murphy Oil Corporation Supplemental Executive Retirement Plan, which was a predecessor to the Plan at the time that the Company was spun-off from Murphy Oil Corporation.

1.3.
Status of Plan. The Plan is intended to continue to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” within the meaning of such phrase for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and as such it is intended that the Plan will continue to be exempt from the participation and vesting, funding, and fiduciary responsibility requirements of Title I of ERISA. The Plan is also intended to qualify for simplified reporting under U.S. Department of Labor Regulation Section 2530.104-23, which provides for an alternative method of compliance for plans described in such regulation.

The Plan is not intended to satisfy the tax qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is subject to the requirements of Code Section 409A for nonqualified deferred compensation plans and is to be construed in accordance with such requirements in order to preclude taxation under Code Section 409A.
ARTICLE 2

DEFINITIONS
In addition to the terms defined in the text hereof, each term below shall have the meaning assigned thereto for all purposes of the Plan unless the context reasonably requires a broader, narrower or different meaning.

2.1.
Account. “Account” means, with respect to each Participant, the Account reflecting his interest under the Plan under the Deferred Compensation Ledger, as established and maintained pursuant to Article Five. The Account shall be comprised of the following subaccounts, which may be subdivided into additional subaccounts as the Committee deems appropriate:

(a)    Elective Deferral Account;
(b)    Employer Contribution Account;
(c)    Restored Thrift Plan Benefit Account; and
(d)    Any other subaccount that the Committee may establish for Participants under their Accounts as it deems appropriate from time to time.
A Participant’s Restored Pension Plan Benefit, if any, shall not be considered part of the Participant’s Account.

2.2.
Active Participant. “Active Participant” means a Participant who is currently eligible under the terms of the Plan to authorize a Deferral Agreement or to receive an allocation of Employer Contributions to his Account. An Employee who was selected to be a Participant shall be considered an Active Participant while he remains in Employment unless and until the Committee determines that he no longer is eligible to be an Active Participant pursuant to Section 4.1.

2.3.	Actuarially Equivalent. “Actuarially Equivalent” means a benefit of equivalent actuarial value determined in accordance with the following factors:
(a)    For purposes of computing the alternative periodic forms of annuity payments under Appendix A:

(1)	Interest: seven and one-half percent (7.5%).

(2)	Mortality: UP-1984 Mortality Table with a three (3) year setback for Designated Beneficiaries.
(b)    For purposes of computing the Actuarially Equivalent lump sum of a Restored Pension Plan Benefit under Section 6.2(b)(1)(A):

(1)	Interest: the “applicable interest rate” as defined in Code Section 417(e)(3)(C) for the month of November of the year immediately preceding the Plan Year in which the distribution is to be made.

(2)	Mortality: the “applicable mortality table” as defined in Code Section 417(e)(3)(B).

2.4.
Affiliated Entity. “Affiliated Entity” means, with respect to the Company, any Person, directly or indirectly controlling, controlled by, or under common control with the Company. For the purposes of this definition, the terms “controlling, controlled by, or under common control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person, as determined and designated in the discretion of either the Board or the Committee.

2.5.
Applicable Code Limitations. “Applicable Code Limitations” means any limitation under Code Section 40l(a)(l7) or Code Section 415 that is applicable for limiting contributions or accrued benefits for a Participant under the Savings Plan or the Pension Plan, as applicable, for a particular Plan Year.

2.6.
Base Salary. “Base Salary” means, for each Participant, the base salary as defined by the Company’s normal payroll practices and procedures, paid during a Plan Year (or which would have been paid during a Plan Year but for salary reductions and elective deferrals under Code Sections 125 and 401(k) and Base Salary deferrals under this Plan). In no event shall Base Salary include a Bonus or any other compensation, whether paid or deferred, pursuant to an incentive plan maintained by the Company.

2.7.	Basic Pension Plan Benefit. “Basic Pension Plan Benefit” means the amount of pension payable in the normal form to the Participant under the Pension Plan, as accrued through August 30, 2013.

2.8.
Basic Profit Sharing Contribution. “Basic Profit Sharing Contributions” means the “Profit Sharing Contribution” that is allocated to an Active Participant’s account under the Savings Plan after reduction to comply with the Applicable Code Limitations.

2.9.
Beneficiary. “Beneficiary” means the beneficiary or beneficiaries designated by the Participant, on an Election Form or as otherwise determined in accordance with Section 6.7 or Appendix A, to receive any amounts distributable under the Plan upon his death.

2.10.	Board. “Board” means the Board of Directors of the Company.

2.11.	Bonus. “Bonus” means any cash amount that is payable to the Participant as a bonus awarded under an annual cash bonus program maintained by an Employer.

2.12.	Code. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority.

2.13.
Committee. “Committee” means the committee described in Article Three. References herein to the Committee shall include, when appropriate, any Person who has been delegated the appropriate authority by the Committee to take an action with respect to the Plan or the Trust.

2.14.	Company. “Company” means Murphy USA Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor in interest thereto.

2.15.
Deferral Agreement. “Deferral Agreement” means a written agreement between the Employer and an Active Participant in accordance with Article Four for a Plan Year, which agreement describes the terms and conditions of such Active Participant’s deferral of Base Salary and/or Bonus hereunder for such Plan Year. The Deferral Agreement shall be executed and dated by the Active Participant and shall specify the amount of Base Salary and/or Bonus related to services to be performed during the Plan Year (or applicable portion thereof, in the case of a newly-eligible Participant), by percentage or dollar amount, to be deferred as an Elective Deferral Contribution. The Committee shall determine the form of any Deferral Agreement, which may be electronic.

2.16.
Deferred Compensation Ledger. “Deferred Compensation Ledger” means the appropriate accounting records maintained by the Committee which set forth the name of each Participant and his Account transactions reflecting (a) the amount of Base Salary and Bonus deferred pursuant to Article Four, (b) the amount of Employer Contributions made on behalf of the Participant pursuant to Article Four, (c) the amount of Investment Experience credited or charged to the Participant’s Account pursuant to Article Five, and (d) the amount of any distributions or withdrawals pursuant to Article Six. The Deferred Compensation Ledger shall be utilized solely as a device for the measurement and determination of the contingent amounts to be paid to Participants under the Plan. The Deferred Compensation Ledger shall not constitute or be treated as an escrow, trust fund, or any other type of funded account of whatever kind for Code or ERISA purposes and, moreover, contingent amounts credited thereto shall not be considered “plan assets” for ERISA purposes. In addition, no economic benefit or constructive receipt of income shall be provided to any Participant for purposes of the Code unless and until cash payments under the Plan are actually made to the Participant. The Deferred Compensation Ledger merely provides a record of the bookkeeping entries relating to the contingent benefits that the Employer intends to provide to Participants and thus reflects a mere unsecured promise to pay such amounts in the future.

2.17.
Designated Beneficiary. “Designated Beneficiary” means (a) with respect to a Participant’s Account, the Person or Persons designated under Section 6.7, and (b) with respect to a Participant’s Restored Pension Plan Benefit, the Person or Persons designated by the Participant to receive payments after the Participant’s death under the form of a Certain and Life Pension or a Non-Spousal Joint and Survivor Pension.

2.18.
Determination Date. “Determination Date” means, with respect to a Participant, the earlier of (a) the date of his Separation from Service or (b) the In-Service Determination Date as elected by the Participant pursuant to Section 4.8.

2.19.	Dispute. “Dispute” means any dispute, disagreement, claim or controversy arising in connection with, or relating to, the Plan.

2.20.	Effective Date. “Effective Date” means January 1, 2019, i.e., the effective date of this amendment and restatement of the Plan.

2.21.	Elective Deferral Account. “Elective Deferral Account” means the subaccount established under an Account, as described in Section 2.1.

2.22.
Elective Deferral Contribution. “Elective Deferral Contribution” means any amount of a Participant’s Base Salary and/or Bonus which he elects to defer under the Plan and to have such deferred amount credited to his Elective Deferral Account.

2.23.
Election Form. “Election Form” means the paper or electronic form or web-based platform, as applicable, which the Committee shall prescribe for use by Participants in making any elections required or permitted hereunder.

2.24.	Employee. “Employee” means any individual who is employed by an Employer as a common law employee.

2.25.	Employer. “Employer” means the Company or any Affiliated Entity that is a participating employer under the Savings Plan.

2.26.	Employer Contribution. “Employer Contribution” means a contribution that is made by the Employer and allocated to a Participant’s Employer Contribution Account pursuant to Section 4.5.

2.27.	Employer Contribution Account. “Employer Contribution Account” means the subaccount established under an Account, as described in Section 2.1.

2.28.
Employment. “Employment” means employment with an Employer. In this regard, except as may be determined by the Committee in accordance with Code Section 409A, neither the transfer of a Participant from employment by an Employer to employment by an Affiliated Entity, nor the transfer of a Participant from employment by an Affiliated Entity to employment by an Employer, shall be deemed to be a Separation from Service by the Participant. Moreover, except as may be determined by the Committee in accordance with the rules under Code Section 409A, a Participant shall not be deemed to have incurred a Separation from Service because of his authorized temporary absence from active employment on account of illness or vacation, or during another temporary leave of absence authorized by the Employer.

The Employment of a Participant shall not be deemed to have been terminated because of any leave of absence for any period that is required by the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”) (if the Participant returns to active Employment within the period required by USERRA after termination of military leave), or during any period required to be treated as a leave of absence under any applicable statute (such as the Family and Medical Leave Act of 1993, as amended), Employer personnel policy, or employment agreement between the Participant and the Employer.

2.29.	ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority.

2.30.	Excess Matching Contribution. “Excess Matching Contribution” means the Employer Contribution described in Section 4.5(a).

2.31.	Excess Profit Sharing Contribution. “Excess Profit Sharing Contribution” means the Employer Contribution described in Section 4.5(b).

2.32.	Fund. “Fund” means each investment fund designated from time to time for the deemed investment of Accounts pursuant to Article Five.

2.33.
In-Service Determination Date. “In-Service Determination Date” means a designated date selected by the Participant in accordance with Section 4.8 that is the first day of a calendar quarter, but not earlier than the start of the second Plan Year following the Plan Year for which the contribution was deferred under the Plan. A Participant may elect, in his discretion, an In-Service Determination Date for all Elective Deferral Contributions and Employer Contributions made to his Account with respect to a single Plan Year, on a Plan Year by Plan Year basis, plus all Investment Experience that is allocated to such contributions.

2.34.
Insolvent. “Insolvent” means either (a) the Employer is unable to pay its debts as they become due, or (b) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.35.
Investment Experience. “Investment Experience” means the hypothetical amounts credited (as income or appreciation on any hypothetical investments) or charged (as losses or depreciation on any such hypothetical investments) to the Participant’s Account balance, as described in Article Five.

2.36.
Maximum Savings Plan Deferral Limitation. “Maximum Savings Plan Deferral Limitation” means the maximum amount of before-tax contributions that may be contributed to the Savings Plan under Code Section 402(g) for the applicable Plan Year, plus, to the extent applicable to the Participant, the maximum amount of “catch-up” contributions that may be contributed to the Savings Plan under Code Section 414(v) for the Plan Year.

2.37.	Murphy Oil SERP. “Murphy Oil SERP” means the Murphy Oil Corporation Supplemental Executive Retirement Plan, as in effect as of August 30, 2013.

2.38.
Participant. “Participant” means an Employee who has been selected pursuant to Section 4.1 to participate in the Plan. An Employee or former Employee (or a Beneficiary thereof in the event of death) who still has an Account balance shall be deemed a Participant hereunder regardless of whether he is then an Active Participant.

2.39.	Pension Plan. “Pension Plan” means the Retirement Plan of Murphy Oil Corporation, as it may be amended from time to time.

2.40.
Person. “Person” means any individual, firm, corporation, partnership, company, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, or other entity.

2.41.	Plan. “Plan” means the Murphy USA Inc. Supplemental Executive Retirement Plan, as set forth herein and as it may be amended from time to time.

2.42.	Plan Year. “Plan Year” means the calendar year commencing on January 1 and ending on December 31.

2.43.
Restored Pension Death Benefit. “Restored Pension Death Benefit” means the amount of a Participant’s Restored Pension Plan Benefit that is payable to a Designated Beneficiary as a result of the Participant’s death, where such amount is determined in the same manner as death benefits are calculated under the Pension Plan.

2.44.
Restored Pension Plan Benefit. “Restored Pension Plan Benefit” means a Participant’s benefit, if any, determined as of August 30, 2013 under the Murphy Oil SERP with respect to the Pension Plan, the liabilities for which were transferred to this Plan. The Restored Pension Plan Benefit was calculated as the difference, determined as of August 30, 2013, between the normal form of pension that would be payable to the Participant under the Pension Plan without regard to the Applicable Code Limitations and such Participant’s Basic Pension Plan Benefit. No Investment Experience or other amounts may be added to any Participant’s Restored Pension Plan Benefit after August 30, 2013.

2.45.
Restored Thrift Plan Benefit. “Restored Thrift Plan Benefit” means a Participant’s benefit, if any, determined as of August 30, 2013 under the Murphy Oil SERP with respect to the Thrift Plan for Employees of Murphy Oil Corporation, the liabilities for which were transferred to this Plan. No additional contributions may be added to any Participant’s Restored Thrift Plan Benefit Account after August 30, 2013; provided, however, that a Participant’s Restored Thrift Plan Benefit shall be adjusted for any allocable Investment Experience that is credited or charged to such Account.

2.46.	Savings Plan. “Savings Plan” means the Murphy USA Inc. Savings Plan, as it may be amended from time to time.

2.47.	Service. “Service” means a Participant’s “Vesting Service” under the Savings Plan.

2.48.
Separation from Service. “Separation from Service” means the Participant’s termination from Employment with the Company and all Affiliated Entities, and shall be construed to have the same meaning of such term as set forth in Code Section 409A, as determined by the Committee with respect to any affected Participant.

2.49.
Trust. “Trust” means a grantor trust, as described in Code Sections 671-677, of the type commonly referred to as a “rabbi trust” which has been created under the Trust Agreement and pursuant to which the Employer may place assets to “informally fund” benefits that are payable under the Plan. Regardless of whether a Trust is used, the Plan is “unfunded” for purposes of ERISA and the Code. There is no requirement to establish a Trust to hold assets under the Plan.

2.50.
Trust Agreement. “Trust Agreement” means the trust agreement, which embodies the terms and conditions of the Trust, to the extent that the Company has established the Trust in order to informally fund benefits payable under the Plan.

2.51.	Trustee. “Trustee” means the duly appointed and acting trustee of the Trust, or any successor thereto.

2.52.
Valuation Date. “Valuation Date” means the date on which a Participant’s Account balance is valued, which date shall not be more often than daily and not less often than as of the last day of each calendar quarter during the Plan Year.

ARTICLE 3

ADMINISTRATION

3.1.
Composition of Committee. The Committee shall be comprised of such officers or other employees of an Employer as chosen by the Board to constitute the Committee. Each member of the Committee shall serve at the pleasure of the Board, and the Board may remove or replace a member of the Committee pursuant to procedures established by the Board.

A member of the Committee may also be a Participant. A member of the Committee who is also a Participant shall not vote or otherwise act on any matter relating directly to himself under the Plan, such as his individual eligibility or benefits and, in any such instance, he shall recuse himself from any deliberation and vote on such matter.
The members of the Committee shall not receive any special compensation for serving in their capacities as members of the Committee, but shall be reimbursed by the Company for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any member thereof.

3.2.
Administration of Plan. The Committee shall operate, administer, interpret, construe and construct the Plan in its discretion including, without limitation, correcting any defect, supplying any omission or reconciling any discrepancy or inconsistency. The Committee shall have all powers necessary or appropriate to implement and administer the terms and provisions of the Plan, including the power to make findings of fact. The determination of the Committee as to the proper interpretation, construction, or application of any term or provision of the Plan shall be final, binding, and conclusive with respect to all interested persons.

The Trustee, if any, may take investment directions from the Committee, in which case the Committee shall implement the provisions of Section 5.3 regarding investment of Account balances. The Committee shall have the authority to select any fund or other prudent investment vehicles that are available for hypothetical investment by Participants of their Account balances in assets held by the Trust. Furthermore, the Committee shall direct the Trustee in matters relating to the distribution to Participants of amounts credited to their Accounts in accordance with the terms of the Plan.

3.3.
Action by Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting at which a quorum is present shall decide any question brought before the meeting and shall be the act of the Committee. In addition, the Committee may take any other action otherwise proper under the Plan by an affirmative vote, taken without a meeting, of a majority of its members.

3.4.
Delegation. The Committee may, in its discretion, delegate one or more of its duties to its designated agents or to employees of an Employer, but may not delegate its authority to make the determinations specified in the first paragraph of Section 3.2.

3.5.
Reliance Upon Information. No member of the Committee shall be liable for any decision, action, omission, or mistake in judgment, provided that he acted in good faith in connection with the administration of the Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee in reasonable reliance upon any information supplied to it by the Board, any Participant or Employee, the Employer’s legal counsel, or the Employer’s independent accountants, shall be deemed to have been taken in good faith.

The Committee may consult with legal counsel, who may be counsel for the Employer or other counsel, with respect to its obligations or duties hereunder, or with respect to any action, proceeding or question at law, and shall not be liable with respect to any action taken or omitted, in good faith, pursuant to the advice of such counsel.

3.6.	Indemnity of Plan Administration Employees. To the full extent permitted by law, the Company and its Affiliated Entities shall, jointly and severally, defend,

indemnify and hold harmless each past, present and future member of the Committee and each other employee who acts in the capacity of an agent, delegate or representative of the Committee under the Plan (hereafter, all such indemnified persons shall be jointly and severally referred to as “Plan Administration Employee”) from and against, and each Plan Administration Employee shall be entitled without further act on his part to indemnity from the Employer for, any and all losses, claims, damages, judgments, settlements, liabilities, expenses and costs (and all actions in respect thereof and any legal or other costs and expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing or defending any pending, threatened or anticipated action, claim, suit or other proceeding, whether or not in connection with litigation in which the Plan Administration Employee is a party (collectively, the “Losses”), as and when incurred, directly or indirectly, relating to, based upon, arising out of, or resulting from his being or having been a Plan Administration Employee; provided, however, that such indemnity shall not include any Losses incurred by such Plan Administration Employee (a) with respect to any matters as to which he is finally adjudged in any such action, suit or other proceeding to have been guilty of, or responsible for, gross negligence, or intentional misconduct in the performance of his duties as a Plan Administration Employee, or (b) with respect to any matter to the extent that a settlement thereof is effected in an amount in excess of the amount approved by the Company (which approval shall not be unreasonably withheld). The foregoing right of indemnification shall be in addition to any liability that the Employer may otherwise have to the Plan Administration Employee.
The Plan Administration Employee shall have the right to retain counsel of his own choice to represent him provided that such counsel is acceptable to the Company, which acceptance shall not be unreasonably withheld. The Company shall pay the fees and expenses of such counsel, and such counsel shall, to the full extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by it. The Company and the Affiliated Entities shall be liable for any settlement of any claim against a Plan Administration Employee made with the written consent of the Company, which consent shall not be unreasonably withheld.
The foregoing right of indemnification shall inure to the benefit of the successors and assigns, and the heirs, executors, administrators and personal representatives of each Plan Administration Employee, and shall be in addition to all other indemnification and other rights to which the Plan Administration Employee may be entitled, as a matter of law, contract, or otherwise.
3.7.    Plan Expenses. All expenses incident to the administration, termination or protection of the Plan and Trust, including but not limited to, actuarial, legal, accounting, and Trustee’s fees, shall be paid by the Employer, or if so directed by the Employer in its discretion, by the Trustee.
ARTICLE 4

PARTICIPATION, CONTRIBUTIONS AND ELECTIONS

4.1.
Eligibility of Employees. The Board and Committee shall have the authority and discretion to designate, at any time, those Employees who are eligible to participate in the Plan as Active Participants. However, only Employees who are members of “a select group of management or highly compensated employees”, within the meaning of such phrase for purposes of ERISA, shall be eligible for selection by the Board to be Active Participants or to continue to be Active Participants. The Board or Committee shall have no obligation to select any Employee to participate in the Plan for any Plan Year.

The Board and Committee shall also have the authority and discretion to deem any Employee as no longer an Active Participant who is eligible to make Elective Deferral Contributions or receive an allocation of an Employer Contribution pursuant to Section 4.5, effective as of a designated date. Any Participant whose Employment is terminated, for whatever reason, shall not be an Active Participant effective as of his Separation from Service date. A person who is no longer an Active Participant shall still be considered a Participant for other purposes hereunder until he has received a total distribution of his Account balance.

4.2.
Notification of Eligible Employees. Prior to the beginning of each Plan Year, the Committee shall notify the selected Employees, if any, who are eligible to make Elective Deferral Contributions as Active Participants for the next Plan Year. The Committee shall also have the right to designate Employees to be new Active Participants at any time during a Plan Year.

An Employee (or in the event of his death, his Beneficiary) shall be a Participant hereunder as long as he has any balance credited to his Account. However, only Employees who are designated as Active Participants for a Plan Year may be eligible to authorize Elective Deferral Contributions or have Employer Contributions made on their behalf.

4.3.	Base Salary and Bonus Deferral Agreement.
(a)    Initial Deferral Elections. After an Employee has been notified by the Committee that he is eligible to participate in the Plan for the relevant Plan Year as an Active Participant, he must, in order to defer Base Salary and/or Bonus with respect to services to be performed during such Plan Year, notify the Committee of his Elective Deferral Contribution election by completing and executing a Deferral Agreement prior to the end of the Plan Year that immediately precedes the Plan Year to which such Deferral Agreement relates, subject to the special rules described below for (1) newly-eligible Employees and (2) “performance-based compensation” (as defined under Code Section 409A).
If an Employee first becomes eligible to participate in the Plan after the commencement of a Plan Year, the newly eligible Active Participant, in order to defer Base Salary and/or Bonus hereunder for the remainder of the Plan Year, must complete and execute a Deferral Agreement and return it to the Committee within thirty (30) days from the effective date on which the Employee first became eligible to participate in the Plan. Such Deferral Agreement, if received and accepted by the Committee within such 30-day period, shall only apply to defer Base Salary and/or Bonus for services to be performed by the Active Participant for the remainder of the Plan Year; provided, however, such services must be performed subsequent to receipt and approval of such Deferral Agreement by the Committee.
With respect to a Bonus that is considered “performance-based compensation” (as defined under Code Section 409A), the Participant’s deferral election must be made by no later than June 30 of the Plan Year to which such Bonus relates; provided, however, that in no event may a deferral election be made after the Bonus has become “readily ascertainable” (as determined under Code Section 409A by the Committee).
If the Committee does not timely receive a completed and signed Deferral Agreement, the Participant shall be deemed to have affirmatively elected not to make any Elective Deferral Contribution election for that Plan Year. In no event may a Participant make a change to his deferral election for a particular Plan Year after the last permissible date provided under this Section 4.3 for making such deferral election.
A Participant may elect to defer up to fifty percent (50%) of his Base Salary, and up to one hundred percent (100%) of his Bonus, for services performed during the Plan Year while an Active Participant (or, if applicable, for services performed during the portion of the Plan Year following his initial deferral election), subject to the initial deferral election rules described in this Section 4.3.
(b)    Timing of Deferrals. The amount of Base Salary elected to be deferred pursuant to a Deferral Agreement shall be withheld on a pro rata basis from the Active Participant’s regular payments of Base Salary for each pay period during the Plan Year (or portion thereof) during which such Deferral Agreement is in effect, unless otherwise designated by the Active Participant in his Deferral Agreement.

Regardless of any services performed during a Plan Year on behalf of the Company or an Affiliated Entity, no Participant will accrue any earned and vested right to receive any Bonus unless and until it is actually awarded and paid to him by the Employer. The dollar amount or percentage of a Bonus elected to be deferred under this Section 4.3 shall be (1) deferred in one lump sum and (2) deemed to have been deferred on the date that the deferred portion of the Bonus would otherwise have been paid to the Active Participant in the absence of his deferral election. Any Bonus deferral election made hereunder shall be void and ineffective to the extent that no Bonus is awarded to the Active Participant with respect to services performed by the Active Participant during the Plan Year for which the Bonus deferral election is in effect.
To the extent required under the Code, the elective deferral amount of any Base Salary or Bonus hereunder may be reduced by the Committee in order to provide taxable, non-deferred wages sufficient to cover any required tax or other withholding obligation.

4.4.
Leave of Absence. If an Active Participant is authorized by his Employer for any reason to take a paid leave of absence, the Participant shall continue to be considered in Employment and his Elective Deferral Contributions shall continue to be withheld during such paid leave of absence. If an Active Participant is authorized by his Employer for any reason to take an unpaid leave of absence, the Participant shall continue to be considered in Employment and the Participant shall be excused from making Elective Deferral Contributions from his Base Salary until the Participant returns to a paid Employment status. Upon his return from the unpaid leave, Elective Deferral Contributions shall resume for the remaining portion of the Plan Year in which such expiration or return occurs, based on the Participant’s Deferral Agreement, if any, as in effect for that Plan Year, i.e., the same percentage or dollar amount that was being withheld prior to the unpaid leave of absence shall resume after return to active service, but no make-up contributions shall be made for the unpaid leave period. A leave of absence shall not affect any previously elected Bonus deferral. Nothing in this Section 4.4 shall be construed to affect the determination of whether a Participant has incurred a Separation from Service.

4.5.	Employer Contributions.
(a)    Excess Matching Contributions. The Company maintains the Savings Plan, pursuant to which Employees are permitted to make before tax contributions with respect to which the Employer makes certain matching contributions, based on the Employee’s deferral election. It is the Company’s intention to provide Excess Matching Contributions under this Plan to the Employer Contribution Account of any Participant for whom matching contributions have been limited under the Savings Plan due to the application of any Applicable Code Limitations; provided, however, that such Participant makes before tax contributions to the Savings Plan in an amount not less than the Maximum Savings Plan Deferral Limitation for that Plan Year. Accordingly, for each Plan Year, such Participant’s Account shall receive an Excess Matching Contribution that is equal to the amount computed using the following formula (but not less than zero):
(The lesser of A or B) minus C.
Where:
A = six percent (6%) multiplied by the Participant’s Base Salary for the Plan Year;
B = the sum of the Participant’s actual before tax elective deferrals under the Savings Plan for the Plan Year, plus the Participant’s actual Base Pay Elective Deferral Contributions credited to the Participant’s Account under this Plan during the Plan Year pursuant to Section 4.3; and
C = the matching contribution credited to the Participant’s account under the Savings Plan for the Plan Year.
The Employer shall credit the Excess Matching Contributions described under this Section 4.5(a) on behalf of each eligible Active Participant no later than thirty (30) days after the earlier of (1) the Participant’s Separation from Service or (2) the end of the Plan Year. Excess Matching Contributions shall be allocated and credited to the Active Participant’s Employer Contribution Account by the Committee.
In no event may a Participant receive matching contributions under this Plan with respect to Bonus Elective Deferral Contributions.
(b)    Excess Profit Sharing Contributions. For each Plan Year for which an Employer makes a Basic Profit Sharing Contribution to the Savings Plan on behalf of an Active Participant, such Active Participant’s Employer Contribution Account shall be credited with an Excess Profit Sharing Contribution equal to the amount by which (i) the amount of the Basic Profit Sharing Contribution that would have been made to the Savings Plan for such Participant for such Plan Year if the Savings Plan had been administered without regard to the Applicable Code Limitations, exceeds (ii) the amount of the Basic Profit Sharing Contribution actually credited to such Participant’s account under the Savings Plan for such Plan Year. Any Excess Profit Sharing Contributions shall be credited to the

Participant’s Employer Contribution Account as soon as administratively feasible after the Basic Profit Sharing Contribution is allocated to the Participant’s Savings Plan account.
(c)    Special Contributions. The Company may, from time to time, in its sole discretion, direct that a special Employer Contribution in such amount as the Company shall determine be made to a specified Participant’s Employer Contribution Account in order to (i) mitigate an unintended shortfall in matching contribution credit, (ii) implement provisions of an employment agreement, or (iii) provide for other discretionary contributions as the Company may desire. A special Employer Contribution may be awarded subject to such vesting requirements as the Company shall determine and, notwithstanding any provision of this Plan to the contrary, to the extent any such special credit has not become vested, it shall not be paid under the Plan.

4.6.
Vesting. All Participants’ Elective Deferral Contributions, Excess Matching Contributions, and all Investment Experience thereon that is allocated to their Accounts, shall be 100% vested at all times. Furthermore, all amounts (including Investment Experience) allocated to a Participant’s Restored Thrift Plan Benefit Account shall be 100% vested at all times.

Any Excess Profit Sharing Contributions (and Investment Experience thereon) shall be subject to such vesting schedule, if any, that is prescribed by the Savings Plan for vesting of Basic Profit Sharing Contributions thereunder.
A Participant’s Restored Pension Plan Benefit is 100% vested at all times.

4.7.	Application of Forfeitures. Any forfeiture of Employer Contributions pursuant to Section 4.6 shall be applied as determined by the Company in its discretion.

4.8.
Election of Time and Manner of Payment for Contributions. An In-Service Determination Date may be selected by the Participant for each Plan Year, on an individual Plan Year by Plan Year basis, with respect to all Elective Deferral Contributions and Employer Contributions (and Investment Experience thereon) that is allocated to his Account for that Plan Year. At the time a Participant submits his deferral election under Section 4.3 for a given Plan Year, he shall also elect on an Election Form his In-Service Determination Date, or to have no In-Service Determination Date apply with respect to the portion of his Account balance that is attributable to Elective Deferral Contributions and Employer Contributions (and Investment Experience thereon) for the particular Plan Year. If a Participant does not make a timely election of an In-Service Determination Date in accordance with this Section 4.8 for a Plan Year, he shall be deemed to have affirmatively elected to have no In-Service Determination Date apply with respect to the portion of his Account balance that is attributable to Elective Deferral Contributions and Employer Contributions (and Investment Experience thereon) for the particular Plan Year.

At the time a Participant submits his deferral election under Section 4.3 for a given Plan Year, the Participant shall also elect the manner in which the portion of his Account that is attributable to Elective Deferral Contributions and Employer Contributions (and Investment Experience thereon) for that particular Plan Year, shall be distributed upon his Separation from Service. The Participant shall thus elect on an Election Form to have one of the following forms of distribution apply upon his Separation from Service:
(a)    A single lump sum payment;
(b)    Five (5) annual installments; or
(c)    Ten (10) annual installments.
A Participant’s election as to the form of distribution of his Account balance pursuant to this Section 4.8 must be made prior to earning the compensation to which such election relates, in accordance with Code Section 409A, and such elections shall become irrevocable as of the date that such compensation is earned.
A Participant’s election pursuant to this Section 4.8 may be changed only in accordance with and to the extent permitted by Section 6.3(b).
With respect to amounts deferred under the Plan prior to the Effective Date (including amounts under the Restored Thrift Plan Benefit Account), the Participant’s election(s) as to form and timing of payment shall continue in effect as of the Effective Date.

4.9.
Restored Pension Plan Benefit. A Participant’s benefits under the Plan shall include the amount, if any, of the Participant’s Restored Pension Plan Benefit. Restored Pension Plan Benefits shall not be adjusted for allocable Investment Experience. All distributions of Restored Pension Plan Benefits shall be made in accordance with Article Six.

ARTICLE 5

COMPENSATION DEFERRAL AND ACCOUNTS

5.1.
Deferral of Base Salary and/or Bonus. If an Active Participant has elected to make an Elective Deferral Contribution for a Plan Year, the deferred amounts shall not be paid when they otherwise would have been paid in the absence of such election. A bookkeeping entry to reflect the deferred amounts shall be credited by the Committee to his Elective Deferral Account. With respect to Elective Deferral Contributions and any Employer Contributions for a Plan Year, each deferred amount shall be credited to his Account as of the date it otherwise would have been paid to the Active Participant and shall reflect a mere unsecured promise by the Employer to pay such amount in the future.

5.2.
Allocation of Investment Experience to Accounts. As of each Valuation Date, the Committee shall determine the Investment Experience for the applicable accounting period and, as soon as administratively practicable after such period, shall post the amount of Investment Experience to each Participant’s Account effective as of the end of such period. Each Account for which there was a positive balance at any time during the applicable valuation period shall be entitled to an allocation of Investment Experience for that valuation period regardless of whether the Participant is still an Active Participant.

5.3.
Investment of Accounts. The Committee shall direct the investment of all amounts credited to each Participant’s Account (or any subaccount thereunder) in any one or a combination of Funds which have been designated by the Committee as available for hypothetical investments under the Plan. The Investment Experience that is charged or credited to each Participant’s Account shall be based upon the Investment Experience of the investments in which the Account balance is hypothetically invested.

The Investment Experience posted to each Participant’s Account shall be based solely on the Investment Experience of the Fund (or other hypothetical investment authorized by the Committee or Trustee, as applicable), in which the Account balance is deemed to be invested. Investment Experience shall be allocated to the Participant’s Account as directed by the Committee.
Subject to such limitations as may from time to time be required by law, imposed by the Committee, or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Committee, each Participant may communicate directions regarding the deemed investment of his Account balance between and among the designated Funds. Investment directions shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Account balance that is requested to be deemed to be invested in such Funds and shall be subject to the following rules:
(a)    Any initial or subsequent deemed investment direction must be made on an Election Form, and shall be effective as soon as administratively practicable after such filing.
(b)    Each Participant may make no more than the number of deemed investment directions during a specified period, such as a calendar quarter, as determined by the Committee, from time to time, and applied on a uniform basis to all Participants.
(c)    All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the Participant’s then effective deemed investment direction, and, as of the effective date of any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment Funds according to the percentages specified in the new deemed investment direction, unless and until a subsequent deemed investment direction shall be filed and become effective. An election concerning deemed investment choices shall continue indefinitely unless and until changed by the Participant in accordance with applicable procedures under the Plan as in effect at that time.
(d)    If the Committee receives an initial or revised deemed investment direction that it deems to be incomplete, unclear, or improper, the Participant’s investment direction as then in effect shall remain in effect.
(e)    Each Participant, as a condition to his participation in the Plan, agrees to indemnify and hold harmless the Board, Committee and the Employer, and its and their delegates, agents and representatives, from any losses or damages of any kind relating to, or arising from, the deemed investment of the Participant’s Account balance hereunder.
No commitments or assurances are provided by any person or entity that any investment results will be favorable and, as with most investments, there is a risk of loss.

5.4.
Determination of Account. The total amount credited to a Participant’s Elective Deferral Account shall consist of (a) the aggregate amount of Elective Deferral Contributions made pursuant to Article Four, (b) plus (or minus) the aggregate amount of any Investment Experience allocated to such Elective Deferral Account pursuant to Article Five, and (c) minus the aggregate amount of any distributions or withdrawals made from such Elective Deferral Account pursuant to Article Six.

The total amount credited to a Participant’s Employer Contribution Account shall consist of (a) the aggregate amount of Employer Contributions made pursuant to Article Four, (b) plus (or minus) the aggregate amount of any Investment Experience allocated to such Employer Contribution Account pursuant to Article Five, and (c) minus the aggregate amount of any distributions or withdrawals made from such Employer Contribution Account pursuant to Article Six.
The total amount credited to a Participant’s Restored Thrift Plan Benefit Account shall consist of (a) the Restored Thrift Plan Benefit, (b) plus (or minus) the aggregate amount of any Investment Experience allocated to such Restored Thrift Plan Benefit Account pursuant to Article Five, and (c) minus the aggregate amount of any distributions or withdrawals made from such Restored Thrift Plan Benefit Account pursuant to Article Six. In no event may any additional contributions be credited to a Participant’s Restored Thrift Plan Benefit Account.
ARTICLE 6

DISTRIBUTIONS

6.1.
Amount of Deferred Base Salary Subject to Distribution. As of the Participant’s Determination Date, the vested amount credited to his Account shall become distributable in accordance with Sections 6.2 and 6.3. All distributions hereunder will be made in cash.

6.2.	Forms of Distribution.
(a)    Distribution of Accounts. Except as provided in Section 6.2(a)(1), upon the occurrence of the Participant’s Determination Date, the Participant’s Account balance shall become distributable in the lump sum or installments form of payment that was previously elected by the Participant under Section 4.8. A Participant cannot elect to retain the distributable portion of his Account balance in the Plan following his Determination Date, except for any unpaid installments during the remaining installment period.

(1)	Automatic Lump Sum Distributions.

(A)	In-Service Distributions. All amounts distributable as a result of the occurrence of an In-Service Determination Date shall be made in a lump sum form of payment.

(B)
Small Benefit Lump Sum. The Committee may, in its sole discretion, require a Participant to receive a mandatory lump-sum distribution of amounts deferred under the Plan, provided that such payment (i) results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. § 1.409A-1(c)(2), and (ii) such payment does not exceed the applicable dollar amount for the year of the payment under Code Section 402(g)(1)(B) ($18,500 for 2018, as may be adjusted for inflation in future years). Any exercise of discretion by the Committee to require a mandatory lump-sum distribution under this Section 6.2(a)(1) must be evidenced by a writing that is executed on or before the date that the mandatory lump-sum distribution is made. This Section 6.2(a)(1) shall be administered and interpreted in accordance with the de minimis cashout exception as set forth in Treas. Reg. §1.409A-3(j)(4)(v).

(C)
No Distribution Election. If there is no form of distribution election for the Participant pursuant to Section 4.8, the form of distribution upon a Determination Date shall automatically be a lump sum payment.

(D)
Form of Death Distribution. If the Determination Date results from the death of the Participant, or if he dies before receiving all elected installment payments, his Beneficiary shall automatically be entitled to receive the Participant’s remaining Account balance in a single lump sum following the Participant’s death and no prior installment election shall be recognized under the terms of the Plan.

(2)
Distributions not Suspended upon Rehire. In the event that a Participant is receiving installment distributions of his Account balance following a Separation from Service, and he is subsequently rehired by the Company or an Affiliated Entity, the Participant shall continue to receive such installment distributions on the same schedule.

(b)    Distribution of Restored Pension Plan Benefits. Except as provided in Section 6.2(b)(1), upon the occurrence of the Participant’s Separation from Service, the Participant’s Restored Pension Plan Benefit shall become distributable in one of the monthly annuity options described in Appendix A, as elected by the Participant. The Participant’s election of such monthly annuity option must be made on an Election Form, which must be submitted to the Committee within the timeframe specified by the Committee, but in no event later than the date on which distribution of the Participant’s Restored Pension Plan Benefit is required to commence under Section 6.3. If the Participant is married on the date he makes his election under this Section 6.2(b), his Election Form must include a valid written consent from his spouse, in the manner prescribed under the Plan, if the Participant has elected a form of payment other than a Qualified Joint and Survivor Pension. If such consent is not provided in a form acceptable to the Committee, then the Participant will be treated as not having made an election under this Section 6.2(b).

(1)	Automatic Forms of Payment.

(A)
Small Benefit Lump Sum. The Committee may, in its sole discretion, require a Participant to receive a mandatory Actuarially Equivalent lump-sum distribution of his Restored Pension Plan Benefit, provided that such payment (i) results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. § 1.409A-1(c)(2), and (ii) such payment does not exceed the applicable dollar amount for the year of the payment under Code Section 402(g)(1)(B) ($18,500 for 2018, as may be adjusted for inflation in future years). Any exercise of discretion by the Committee to require a mandatory lump-sum distribution under this Section 6.2(b)(1) must be evidenced by a writing that is executed on or before the date that the mandatory lump-sum distribution is made. This Section 6.2(b)(1) shall be administered and interpreted in accordance with the de minimis cashout exception as set forth in Treas. Reg. §1.409A-3(j)(4)(v).

(B)
No Distribution Election. If the Participant has not made a valid election under the first paragraph of this Section 6.2(b) prior to the required benefit commencement date, then the Participant will be paid the monthly annuity described in Paragraph A of Appendix A, unless the Participant is married, in which case the Participant will be paid the monthly annuity described in Paragraph B of Appendix A.

(2)
Distributions not Suspended upon Rehire. In the event that a Participant has commenced receiving his Restored Pension Plan Benefit following a Separation from Service, and he is subsequently rehired by the Company or an Affiliated Entity, the Participant shall continue to receive his monthly annuity payments on the same schedule.

(c)    Distribution of Restored Pension Plan Death Benefits. Upon the occurrence of the Participant’s death prior to the date that the Participant’s Restored Pension Plan Benefits have commenced to be distributed to the Participant, the Participant’s Restored Pension Death Benefit shall become payable to the Participant’s Designated Beneficiary as a single lump sum payment.

6.3.	Timing of Distributions.
(a)    Distribution of Accounts.

(1)
Lump Sum Distribution. A lump sum distribution from a Participant’s Account shall be made within sixty (60) days following the In-Service Determination Date with respect to an in-service distribution. Any lump sum distribution payable to a Participant due to his Separation from Service (for any reason except due to his death) shall be paid within thirty (30) days after the first day of the seventh month following the date of his Separation from Service. In the event of a Participant’s death, any lump sum distribution shall be paid to his Designated Beneficiary within one (1) year following the date of death. Notwithstanding the foregoing, if (A) a Participant’s Account is credited with an Excess Profit Sharing Contribution during the Plan Year next following the Plan Year containing the Participant’s Separation from Service date, and (B) such amount is credited after the date that the Participant receives an initial installment payment distribution from his Account, then such Excess Profit Sharing Contribution shall be distributed as a single lump sum payment as soon as practicable following the crediting of such Excess Profit Sharing Contribution to the Account, but in no event later than the last day of the Plan Year next following the Plan Year containing the Participant’s Separation from Service date.

(2)
Installment Payments. Annual installment payments due shall commence to be distributed to the Participant within thirty (30) days after the first day of the seventh month next following the date of his Separation from Service. Thereafter, each remaining installment payment shall be distributed within thirty (30) days of each anniversary of the first installment date until fully paid. Notwithstanding the foregoing, if (A) a Participant’s Account is credited with an Excess Profit Sharing Contribution during the Plan Year next following the Plan Year containing his Separation from Service date, and (B) such amount is credited after the date that the Participant receives an initial installment payment from his Account, then such Excess Profit Sharing Contribution shall be distributed as a single lump sum payment as soon as practicable following the crediting of such Excess Profit Sharing Contribution to his Account, but in no event later than the last day of the Plan Year next following the Plan Year containing his Separation from Service date, without regard to any election made by the Participant to receive installment payments from his Account generally.

In the event that annual installments are made under the Plan from the Participant’s Account or any subaccount, this paragraph shall determine the amount of each installment amount. The initial installment will be based on the amount credited to the Participant’s vested Account as of the last day of the calendar month coincident with or next preceding that date of payment. Thereafter, the remaining installment payments shall be made as of the annual anniversary of the first installment date and will be based on the Participant’s remaining vested Account balance as of the anniversary of the valuation date coincident with or next preceding the date of such installment payment. Installment payments shall be computed by determining the Participant’s remaining vested Account balance as of the relevant anniversary date and multiplying the Participant’s remaining vested Account balance as of the relevant anniversary date by a fraction, the numerator of which is one and the denominator of which is the remaining number of years of the term for which payments have not been made.
(b)    Changes in Time and Form of Distribution. If a Participant has not commenced receiving payments under this Section 6.3 for the portion of his Account balance that is attributable to a particular Plan Year which commences on or after the Effective Date, the Participant may petition the Committee in writing to request that the form of distribution be changed from a lump sum distribution to an installment payment option; provided, however, any such election to change the form of payment:

(1)	will not take effect until at least twelve (12) months after the date on which the election is made,

(2)	will not be effective unless made at least twelve (12) months before the date that the payment is scheduled to be paid; and

(3)
in the case of an election related to a payment other than a payment made due to the Participant’s death, the first payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date that such payment would otherwise have been made.

Any change in the time or form of distribution shall be administered in accordance with the terms of the Plan and Code Section 409A, as determined by the Committee.
(c)    Distribution of Restored Pension Plan Benefits.

(1)
Restored Pension Plan Benefits. If the Participant has at least ten (10) years of Service as of his Separation from Service date, then the Restored Pension Plan Benefit will commence within thirty (30) days following the later of: (A) the first day of the seventh month following the Participant’s Separation from Service and (B) age 55. If the Participant has less than ten (10) years of Service as of his Separation from Service date, then the Restored Pension Plan Benefit will commence within thirty (30) days following the later of: (A) the first day of the seventh month following the Participant’s Separation from Service and (B) age 65. If payments are made on account of Separation from Service (and not on account of attainment of age 55 or 65, as applicable, following Separation from Service), then the first payment will include an additional amount equal to the six monthly payments that would have been made but for the six month delay, along with interest credited at the 10-Year Treasury rate applicable for the month of December of the Plan Year immediately preceding the Participant’s date of Separation from Service.

(2)	Restored Pension Death Benefits. Any Restored Pension Death Benefits will be paid to the Participant’s Designated Beneficiary within one (1) year following the Participant’s date of death.

6.4.
Investment Experience and Other Terms Pending Distribution. Investment Experience shall continue to be credited to undistributed amounts credited to the Participant’s Account. Pending receipt of a complete distribution of his Account balance or his Restored Pension Plan Benefit or Restored Pension Death Benefit, as applicable, the Participant (or Beneficiary in the event of his death) shall remain subject to Section 7.4 and other applicable provisions of the Plan.

6.5.
Trust and Payor of Deferred Base Salary. Benefits payable under the Plan with respect to a Participant’s Account, Restored Pension Plan Benefit or Restored Pension Death Benefit shall be the obligation of, and payable by, the Company; provided, however, the Company may, in its discretion, obtain reimbursement for any amount that it pays on behalf of a Participant from any adopting Employer that is the employer of the particular Participant.

In order to meet its contingent obligations under the Plan, the Employer shall not set aside any assets or otherwise create any type of fund in which any Participant (or any person claiming under such Participant) has an interest other than that of an unsecured general creditor of the Employer or which would provide any Participant, or any person claiming under such Participant, with a legally enforceable right to priority over any general creditor of the Employer in the event that the Employer becomes Insolvent.
The Employer intends for the Plan to recognize the value to the Employer of the past and present services of Participants and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security. The Plan constitutes an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer. Plan benefits herein provided are to be paid out of the Company’s general assets. Nevertheless, subject to the terms of the Plan and the Trust Agreement, if applicable, the Company may transfer money or other property to the Trustee, and the Trustee shall pay Plan benefits to Participants and their beneficiaries out of the Trust Fund.
The Company may enter into the Trust Agreement in its discretion. In such event, the Company shall remain the owner of all assets in the Trust and the assets shall be subject to the claims of the Employer’s creditors if the Employer ever becomes Insolvent. If the Employer becomes Insolvent, the Trustee shall suspend payments to the Participants and hold the assets for the benefit of the Employer’s general creditors. If the Trustee receives a written allegation that the Employer is Insolvent, the Trustee shall suspend payments to the Participants and hold the Trust Fund for the benefit of the Employer’s general creditors, and shall determine within the period specified in the Trust Agreement whether the Employer is Insolvent. If the Trustee determines that the Employer is not Insolvent, the Trustee shall resume payments to the Participants. No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund.
During any period in which a Trust is in existence, benefits payable under the Plan shall be payable by the Trustee in accordance with the terms, provisions, conditions and limitations of the Plan and Trust Agreement. To the extent that any distribution described in the immediately preceding sentence does not fully satisfy the obligation for any benefit due under the Plan, the Employer shall remain fully liable and obligated for full payment of any unpaid benefit due and payable under the Plan.

6.6.
Facility of Payments. If the Committee determines that any person entitled to payment under the Plan is physically or mentally incompetent to receive or properly receipt for such payments, the Company shall make such payment or, if applicable, the Committee shall direct the Trustee to make the payment, to the legal guardian or other personal representative of such person for the use and benefit of such person. If the Committee for any reason is unable to determine with reasonable certainty the proper person to pay pursuant to the immediately preceding sentence, the Company shall pay or, if applicable, the Committee shall direct the Trustee to pay, any amount due hereunder into a court of competent jurisdiction in an interpleader proceeding for purposes of being directed by such court as to the proper disposition of such amount. Any such payment so made by the Company or the Trustee, to the extent of the amount thereof, shall be a full and complete discharge of any liability or obligation under the Plan.

6.7.
Beneficiary Designations. Each Employee, upon becoming a Participant, shall file with the Committee a designation of one or more Beneficiaries to whom benefits otherwise payable to the Participant shall be made in the event of his death prior to the complete distribution of his Account balance or his Restored Pension Plan Benefit. A Beneficiary designation shall be on an Election Form and shall be effective when received and accepted by the Committee. A Participant may, from time to time, revoke or change his Beneficiary designation by filing a new designation form with the Committee. The last valid designation that was received and accepted by the Committee prior to the Participant’s death shall be controlling; provided, however, that no Beneficiary designation, or change or revocation thereof, shall be effective unless received prior to the Participant’s death, and shall not be effective as of a date prior to its receipt and acceptance by the Committee.

Notwithstanding any contrary provision of this Section 6.7, no Beneficiary designation made by a married Participant, other than one under which the surviving lawful spouse of such Participant is designated as the sole 100% primary Beneficiary, shall be valid and effective without the prior written consent of such spouse to the designation of another primary Beneficiary on an Election Form. However, in the event of Participant’s divorce, any designation of his former spouse as his primary Beneficiary shall be automatically revoked hereunder, without the necessity of any further action, unless and until the Participant affirmatively re-designates his former spouse as his primary Beneficiary hereunder.
If no valid and effective Beneficiary designation exists at the time of the Participant’s death, or if no Designated Beneficiary survives the Participant, or if such designation conflicts with applicable law, the payment of the Participant’s Account balance shall be made to the Participant’s surviving lawful spouse, if any. If there is no surviving spouse, then payment of the Account balance shall be made to the executor or administrator of the Participant’s estate, or if there is no administration on Participant’s estate, to the Participant’s heirs at law as determined by a court of competent jurisdiction, in such proportion as determined by such court in its signed court order that is received by, and satisfactory to, the Committee. If the Committee is in doubt as to the right of any person to receive any payment amount, it may direct that the amount be paid into any court of competent jurisdiction in an interpleader action, and such payment shall be a full and complete discharge of any liability or obligation under the Plan or Trust Agreement to the full extent of such payment.
For purposes of clarity, the provisions of this Section 6.7 shall not apply with respect to a Participant’s Restored Pension Plan Benefit.

6.8.
Withholding of Taxes. The Employer or, if appropriate, the Trustee, shall withhold from the amount of benefits payable under the Plan all federal, state and local taxes required to be withheld under any applicable law or governmental regulation or ruling.

To the extent required under payroll tax law or regulation, the deferred amount of any Base Salary or Bonus elected hereunder may be automatically reduced, without the necessity of advance notice to the Active Participant, in order to provide taxable, non-deferred wages sufficient to cover any required tax or other withholding obligation, and the Active Participant, by participation in the Plan, hereby affirmatively consents to such action.

6.9.
Overpayment Recoupment. In the event of an overpayment made to a Participant, (a) such Participant shall be obligated to remit to the Plan the amount of such overpayment, together with any allocable interest or other earnings thereon, as directed by the Committee, (b) the Plan and the Committee are authorized to recoup overpayments plus allocable interest or other earnings thereon, and (c) the Plan and the Committee are authorized to offset any overpayments (including allocable interest and other earnings thereon) that are not timely returned to the Plan by the Participant against any other Plan benefits to which the Participant is or may become entitled.

ARTICLE 7

RIGHTS OF PARTICIPANTS

7.1.
Annual Statement to Participants. As soon as practicable after the end of each Plan Year, or at such other time as the Committee determines to be appropriate, the Committee shall cause to be prepared and delivered to each Participant a written statement showing the following information and such other information that the Committee decides is appropriate:

(a)    the beginning balances in the Participant’s Account, and any subaccounts, under the Deferred Compensation Ledger as of the first day of the Plan Year;
(b)    the amount of any Base Salary and Bonus deferred for the Plan Year and credited to the Participant’s Elective Deferral Account for the Plan Year;
(c)    the amount of any Employer Contributions for the Plan Year that were credited to the Participant’s Employer Contribution Account for the Plan Year;
(d)    the adjustments to the Participant’s Account and any subaccounts to reflect the crediting or charging of Investment Experience and any distributions or withdrawals made during the Plan Year; and
(e)    the ending balances in the Participant’s Account, and any subaccounts, as of the last day of the Plan Year.

7.2.	Limitation of Rights. Nothing in this Plan shall be construed to:
(a)    give any individual who is employed by an Employer any right to be an Active Participant unless and until such person is selected by the Board;
(b)    give any Participant or Beneficiary any interests or rights, other than as an unsecured general creditor of the Employer with respect to the Base Salary, Bonuses, Employer Contributions and Investment Experience credited or charged to his Account until such amounts are actually distributed to him;
(c)    limit in any way the right of the Employer to terminate a Participant’s Employment with the Employer;
(d)    give a Participant or any other person any interest in any fund or in any specific asset of the Employer;
(e)    be evidence of any agreement or understanding, express or implied, that the Employer will employ a Participant in any particular position, at any particular rate of remuneration, or for any particular time period; or
(f)    create a fiduciary relationship between the Participant and the Employer, Board or Committee.

7.3.
Nonalienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void and without effect. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or Beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, assign, sell, pledge, encumber, or charge any right or benefit hereunder, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such right or benefit shall be held by the Company for the sole benefit of the Participant or Beneficiary, his spouse, children, or other dependents, or any of them, in such manner as the Committee shall deem proper, free and clear of the claims of any party.

The withholding of taxes from benefit payments hereunder; the recovery under the Plan of overpayments of benefits previously made to a Participant; the transfer of benefit rights from the Plan to another plan; the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation); or an in-service distribution hereunder, shall not be construed as an assignment or alienation for purposes of the first paragraph of this Section.
The first paragraph of this Section shall not preclude (a) the Participant from designating a Beneficiary to receive any benefit payable hereunder upon his death, or (b) the executors, administrators, or other legal representatives of the Participant or his estate from assigning any rights hereunder to the person or persons entitled thereto.
In the event that any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Company or Trustee may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held by the Company on behalf of the Participant, or if the Company prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

7.4.	Claims Procedures.
(a)    Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan (hereafter, referred to as a “Claimant”). Any such claim must be in writing and submitted to the Committee at such address as may be specified from time to time. The Claimant will be notified in writing of an approved claim, which will be processed accordingly. A claim is considered approved only if its approval is communicated in writing to the Claimant.
(b)    Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the Claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the Claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.
(c)    Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:

(1)	the specific reason or reasons for the denial;

(2)	specific reference to pertinent Plan provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)
an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(d)    Review of Denial. Upon denial of a claim, in whole or in part, the Claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the Claimant of written notice of the denial of the claim. A Claimant or the Claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
If the Claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the Claimant precluded from reasserting it. If the Claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.
(e)    Decision Upon Review. The Committee will provide a prompt written decision on review to the Claimant. If the claim is denied on review, the decision shall set forth:

(1)	the specific reason or reasons for the adverse determination;

(2)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(3)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(4)
a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures, as well as a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the Claimant before the end of the initial 60-day period.
To the extent of its responsibility to review the denial of benefit claims, the Committee will have full authority to interpret and apply in its discretion the provisions of the Plan. The decision of the Committee will be final and binding upon any and all Claimants, including, but not limited to, the Participant and any other individual making a claim through him.
(f)    Other Procedures. Notwithstanding the foregoing, the Committee may, in its discretion, adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a Claimant a full and fair review of his claim and shall comply with applicable regulations under ERISA.
(g)    Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section 7.4 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted his remedies under this Section. In any such legal action, the Claimant may only present evidence and theories which the Claimant presented during the claims procedure. Any claims which the Claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a Claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the Claimant presented during the claims procedure. Any suit or legal action initiated by a Claimant under the Plan must be brought by the Claimant no later than two (2) years following a final decision on the claim for benefits by the Committee. The two-year limitation on suits for benefits will apply in any forum where a Claimant initiates such suit or legal action.
(h)    Effect of Committee Action. The Plan shall be interpreted by the Committee in accordance with the terms of the Plan and their intended meanings. However, the Committee shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion that it deems to be appropriate in its sole judgment. The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee, in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee may amend the Plan retroactively to cure any such ambiguity. This Section 7.4(h) may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee. All actions taken and all determinations made in good faith by the Committee shall be final and binding upon all persons claiming any interest in or under the Plan.
ARTICLE 8

MISCELLANEOUS

8.1.
Amendment or Termination of the Plan. The Board may, in its absolute discretion, from time to time, amend, suspend or terminate, in whole or in part, and if terminated, reinstate, any or all of the provisions of the Plan, except that no amendment, suspension or termination may apply so as to decrease the payment to any Participant (or Beneficiary) of any benefit under the Plan that was accrued prior to the effective date of such amendment, suspension or termination without the Participant’s advance consent. Any such amendment, suspension, or termination shall become effective on such date as shall be specified by the Board and, except as expressly limited in this Section 8.1, shall include such provisions and have such effect as the Board, in its absolute discretion, deems desirable.

Any termination of the Plan shall be made in accordance with Code Section 409A and the authoritative guidance thereunder.
Notwithstanding the preceding paragraphs of this Section 8.1, the Plan may be amended at any time if required to ensure that (a) the Plan is characterized as a “top-hat plan” of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), or to conform the Plan to the requirements of ERISA, for “top-hat plans” or “supplemental executive retirement plans”, or (b) the requirements of the Code for nonqualified deferred compensation plans, including Code Section 409A. No such amendment for this exclusive purpose shall be considered prejudicial to the interest of a Participant or a Beneficiary hereunder.

8.2.
Powers of the Employer. The existence of outstanding and unpaid benefits under the Plan shall not affect in any way the right or power of the Employer to make or authorize any adjustments, recapitalization, reorganization or other changes in the Employer’s capital structure or in its business, or any merger or consolidation of the Employer, or any issue of bonds, debentures, common or preferred stock, or the dissolution or liquidation of the Employer, or any sale or transfer of all or any part of their assets or business, or any other act or corporate proceeding, whether of a similar character or otherwise.

8.3.
Affiliated Entity. Each Affiliated Entity shall automatically adopt the Plan. Each Affiliated Entity shall not be responsible for the administration of the Plan, and its Employees who are eligible to participate shall be selected as provided herein.

8.4.
Compliance with Code Section 409A. To the extent that Code Section 409A (“Section 409A”) is applicable to any provision of the Plan, the Plan and such provision are intended to comply with Section 409A (or an exemption thereunder) and any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Section 409A in order to preclude taxation under Section 409A. The Plan is thus intended to be drafted, administered, interpreted and construed in a manner such that no benefit under the Plan becomes subject to (a) the gross income inclusion set forth in Section 409A(a)(1)(A) or (b) the interest and additional tax set forth in Section 409A(a)(1)(B) (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. The Participants, by participation in the Plan, consent to any amendment of the Plan that the Company may reasonably make in furtherance of such intention, and the Company shall provide, or make available to, the Participants a copy of any such amendment. Further, to the extent that any terms of the Plan are ambiguous, such terms shall be interpreted as necessary to comply with Section 409A, or an exemption under Section 409A, to the full extent permitted.

8.5.
Funding and Liability of Employer. The Plan shall be “unfunded” for purposes of ERISA and the Code. No provision of the Plan shall require the Employer, for the purpose of satisfying any obligations under the Plan, to purchase assets or to place any assets in a trust or other entity to which contributions are made, or otherwise to segregate any assets. In addition, the Employer shall not be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for purposes of the Plan. Any liability or obligation of the Employer to any Participant shall be based solely upon any obligations created by the Plan, and no such liability or obligation of the Employer shall be deemed to be secured by any pledge or other encumbrance on any property of the Employer.

Any cash or other property that may be set aside by the Employer to meet its obligations under the Plan shall remain the exclusive property of the Employer subject to the claims of the general unsecured creditors of the Employers. The rights of any Participant, or any Person claiming under a Participant, to any payment or other benefit under the Plan shall not rise above or exceed those of an unsecured general creditor of any Employer. No Employer shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

8.6.
No Effect on Employment Relationship. Participation in the Plan shall not confer upon any Employee any right to continue in the employ of the Employer, nor interfere in any way with the rights of (a) the Employer to terminate the Employment of any Employee at any time or (b) the Employee to terminate his own Employment at any time. Such rights shall exist to the same extent as if the Plan had not been adopted. No Participant shall have any rights as a partner or an equity owner of any Employer as the result of being a Participant under the Plan. In addition, no equity interests shall be issued pursuant to the Plan.

8.7.
Notice. Each notice or other communication required or permitted under the Plan (“Notice”) shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other party at the current address for that party, or at such other address as the recipient has designated by Notice to the other party.

Each Notice so transmitted, delivered, or sent (a) in person, by in-hand delivery, by courier, by messenger service, or by certified United States mail, shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly provided Notice to the other party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 4:00 p.m. (local time) on a business day at the receiving location, the Notice shall be deemed given, received, and effective on the next business day.

8.8.
No Guarantee of Tax Consequences. The Employer and the Committee do not make any commitment or guarantee that any federal, state, local or international tax treatment will apply or be available to any Participant or any other Person with any right to benefits hereunder.

8.9.
Waiver. No term or condition of the Plan shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of the Plan, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. Any waiver by any party of a breach of any provision of the Plan by another party shall not operate or be construed as a waiver by such party of any subsequent breach thereof.

8.10.
Severability. In the event that any term or provision of the Plan shall be held illegal, invalid or unenforceable for any reason by a final action, such term or provision shall be severed or modified to the extent deemed necessary or appropriate so that it is not inconsistent with applicable law as determined by the Committee in its discretion; provided, however, such severance or modification shall not affect the remaining terms and provisions of the Plan which shall remain fully effective.

8.11.	Interpretive Matters. In the interpretation of the Plan, except where the context reasonably otherwise requires:
(a)    “including” or “include” does not denote or imply any limitation;
(b)    “or” has the inclusive meaning “and/or”;
(c)    the singular includes the plural, and vice versa, and each gender includes each of the others;
(d)    captions or headings are only for reference and are not to be considered in interpreting the Plan;
(e)    “Section” refers to a Section of the Plan, unless otherwise stated in the Plan; and
(f)    a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof, as well as any regulation or other authoritative guidance issued by the appropriate governmental entity under or with respect thereto.

8.12.
Governing Law; Jurisdiction; Forum. All matters or issues relating to the interpretation, construction, validity, and enforcement of the Plan shall be governed by the laws of the State of Arkansas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than the State of Arkansas. Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any action or proceeding relating to the Plan, or any dispute with respect thereto, shall be a state or federal court located within the State of Arkansas, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any Person on whose behalf an amount is credited under the Plan shall be deemed to have notice of and to have consented to the provisions of this Section 8.12 and Section 8.13.

8.13.
Waiver of Jury Trial. THE COMPANY AND EACH PARTICIPANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE OR PROCEEDING ARISING OUT OF OR RELATING TO THE PLAN, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE COMPANY AND EACH PARTICIPANT AGREES THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THE PLAN SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION HEREUNDER BY A JUDGE SITTING WITHOUT A JURY.

[Signature page follows.]

IN WITNESS WHEREOF, this amended and restated Plan is hereby approved, confirmed and executed by a duly authorized officer of the Company, on behalf of the Company, on this __1st__ day of __October___________ 2018, to be effective as of January 1, 2019.

Attest:	MURPHY USA INC.

By: /s/ Terry Hatten	By: /s/ R. Andrew Clyde

Name: Terry Hatten	Name: R. Andrew Clyde

Title: SVP, Human Resources	Title: President & CEO

APPENDIX A

•
(A) Single Life Pension---monthly payments equal to the Participant’s Restored Pension Plan Benefit are made to the Participant during the remaining lifetime of the Participant. No payments will be made after the Participant’s death.

•
(B) Qualified Joint and Survivor Pension --- monthly payments which are Actuarially Equivalent to the Restored Pension Plan Benefit are made to the Participant for his lifetime; and the spouse (to whom the Participant was married on the date as of which his pension commenced), if surviving at the Participant’s death, will receive for his lifetime a monthly payment equal to fifty percent (50%) of the adjusted monthly amount being paid to the Participant at the time of his death. The last payment will be made as of the first day of the month in which occurs the death of the last surviving of the Participant and his spouse.

•
(C) Qualified Joint and More than Fifty Percent (50%) Survivor Pension--- monthly payments which are Actuarially Equivalent to the Restored Pension Plan Benefit are made in the same manner as described in paragraph (B) of this Appendix A, but with the percentage continued to the spouse, as designated by the Participant to be greater than fifty percent (50%) but not greater than one hundred percent (100%).

•
(D) Certain and Life Pension--- monthly payments which are Actuarially Equivalent to the Restored Pension Plan Benefit are made to the Participant for his lifetime; provided, however, that if the Participant dies after his Restored Pension Plan Benefit begins but before receiving a guaranteed number of monthly payments (which shall be elected by the Participant and approved by the Committee but not to exceed the lesser of (i) one hundred twenty (120) and (ii) the months of joint life expectancy of the Participant and his Designated Beneficiary at the date of commencement), then monthly payments, in the same amount, will continue to his Designated Beneficiary until the total number of payments made (including those to the Participant and those to the Designated Beneficiary) equals such guaranteed number. If the Designated Beneficiary, should die before such total guaranteed number of payments have been made, the remaining payments will be made to the estate of such Designated Beneficiary, either in an Actuarially Equivalent single sum, payable immediately, or as a continuation of the monthly payments, as selected by the Committee. If there is no Designated Beneficiary at the time of the Participant’s death during the certain period, then the remaining guaranteed payments will be paid to the Participant’s estate.

•
(E) Non-Spousal Joint and Survivor Pension--- monthly payments which are Actuarially Equivalent to the Restored Pension Plan Benefit are made in the same manner as described in paragraph (B) of this Appendix A but the percentage to be continued to a surviving Designated Beneficiary for his lifetime can be any specified percentage (which is elected by the Participant but not to exceed one hundred percent (100%)). The last payment will be made as of the first day of the month in which occurs the death of the last surviving of the Participant and his Designated Beneficiary.